                                                                   Exhibit 12.1

                                  AMRESCO, INC
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           Three Months Ended,
                               March 31,                    Year Ended December 31,
                           ------------------   -----------------------------------------------
                             1997      1996      1996      1995      1994      1993      1992
                            -------   -------   -------   -------   -------   -------   -------
Operating income
   before taxes             $13,606   $ 8,095   $50,466   $30,258   $35,686   $43,677
Fixed charges:
   Interest expense          15,592     4,924    35,185     6,906     1,768       754
   Amortization of
     debt issuance costs        567       243     1,578        15      --        --
                           --------   -------   -------   -------   -------   -------   -------

Operating income
  before income
  taxes and fixed charges    29,765    13,262    87,229    37,179    37,454    44,431

Total fixed charges          16,159     5,167    36,763     6,921     1,768       754
                           --------   -------   -------   -------   -------   -------
Ratio of earnings to
   fixed charges               1.8x      2.6x      2.4x      5.4x     21.2x     58.9x       (a)
                           ========   =======   =======   =======   =======   =======   =======

(a) The Company or its predecessors had no or nominal fixed charges in 1992 and it was not meaningful, therefore, to calculate the ratio for the year ended December 31, 1992.